Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement of Achaogen, Inc. for the registration of Achaogen, Inc.'s common stock, preferred stock, debt securities, warrants, purchase contracts and/or units and to the incorporation by reference therein of our report dated March 16, 2015, with respect to the consolidated financial statements of Achaogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
April 3, 2015